Exhibit 99.2

RAMACO RESOURCES, INC. ANNOUNCES PRICING OF SENIOR UNSECURED NOTES OFFERING

Company Release – July 24, 2025

LEXINGTON, KY – Ramaco Resources, Inc. (NASDAQ: METC, METCB, METCL, METCZ) (“Ramaco Resources” or the “Company”) announced today that it has priced its previously announced public offering (the “Offering”) of senior unsecured notes due 2030 (the “Notes”). The Notes will mature on July 31, 2030, unless redeemed prior to maturity. The Notes will bear interest at a rate of 8.250% per year, payable in arrears on the 30th day of January, April, July and October of each year, commencing on October 30, 2025, and at maturity. The Company may redeem the Notes in whole or in part, at the Company’s option, at any time on or after July 31, 2027, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. In addition, the Company may redeem the Notes, in whole, but not in part, at any time at the Company’s option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events.

The gross proceeds to the Company from the offering, before deducting commissions and expenses, will be approximately $57 million, or approximately $65 million if the underwriters exercise their option (described below) in full. The Company intends to use the net proceeds from the Offering to redeem all of the Company’s outstanding 9.00% Senior Notes Due 2026 (the “2026 Notes”), and for general corporate purposes, including funding the acceleration of rare earth development, funding future investments, making capital expenditures, and funding working capital. The Company has granted the underwriters a 30-day option to purchase up to an additional $8.0 million aggregate principal amount of Notes. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Offering is expected to close on July 31, 2025.

In connection with the Offering, the Company has applied to list the Notes on the Nasdaq Global Select Market (the "Nasdaq") under the symbol "METCI". If approved for listing, trading on Nasdaq is expected to commence within 30 business days after the Notes are first issued.

Lucid Capital Markets, LLC is acting as lead bookrunner for the Offering. B. Riley Securities, Inc., Janney Montgomery Scott LLC, Piper Sandler & Co., and William Blair & Company, L.L.C. are acting as joint book-running managers for the Offering. Muriel Siebert & Co., LLC, InspereX LLC, and TCBI Securities, Inc., doing business as Texas Capital Securities, are acting as lead managers for the Offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described herein, nor shall there be any sale of the Notes in any state or other jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This Offering is being made by the Company pursuant to a registration statement on Form S-3 (File No. 333-274324), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on September 29, 2023. The Notes may only be offered by means of a prospectus and prospectus supplement that meet the requirements under the Securities Act of 1933, as amended. A copy of the registration statement is available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement related to the Offering and accompanying base prospectus and final prospectus supplement, when available, may be obtained by contacting Lucid Capital Markets, LLC at 570 Lexington Ave, 40th Floor, New York, NY 10022, at telephone number (646) 362-0256, or via email at: Prospectus@lucidcm.com.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2026 Notes.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development mine near Sheridan, Wyoming in the initial stages of production. For more information about Ramaco Resources, please contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this press release will not be achieved. Forward-looking statements in this press release include, without limitation, the timing for closing of the Offering (if at all) and the expected use of proceeds from the Offering. These statements relate to future events, future expectations, plans and prospects. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company's shareholders, the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.